Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-            ) and the related Prospectus of Stereotaxis, Inc. for the registration of 12,195,121 shares of its common stock and to the incorporation by reference therein of our report dated March 15, 2019, with respect to the financial statements and schedule of Stereotaxis, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
September 19, 2019